Exhibit 99.1

News Release

Wabtec Reports Record Quarterly Sales and Earnings; 2Q EPS of 91 Cents, Up 18 Percent; Increases Full-Year EPS Guidance

WILMERDING, PA, July 24, 2014 – Wabtec Corporation (NYSE: WAB) today reported record results for the 2014 second quarter, including the following:

•	Second quarter sales were a record $731 million, 15 percent higher than the year-ago quarter, due to strong growth in both the Freight and Transit segments.

•	Income from operations was a record $132 million, or 18.1 percent of sales, compared to 17.6 percent in the year-ago quarter.

•	Earnings per diluted share were a record 91 cents, which was 18 percent higher than the year-ago quarter.

•	Cash flow from operations in the quarter was $111 million, or 15 percent of sales. At June 30, 2014, the company had cash of $226 million and debt of $501 million. During the quarter, the company repurchased 194,700 shares of company stock for $14 million.

Based on Wabtec’s first half results and outlook for the rest of the year, the company increased its 2014 guidance for earnings per diluted share to about $3.52, with revenues expected to be up about 15 percent for the year.

Albert J. Neupaver, Wabtec’s executive chairman, said: “The company had a strong operating quarter, with record sales, earnings and margins, as we continued to execute our growth strategies and internal improvement initiatives. We are optimistic about our future growth prospects, given the diversity of our business model, strong global investment in transportation and infrastructure projects, and the power of our Wabtec Performance System to drive efficiency and cost reductions.”

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “During the quarter we also completed the acquisition of Fandstan Electric Group, a leading manufacturer of pantographs and other products for rail and tram transportation, and industrial and energy markets. Fandstan Electric fits all of our strategic growth initiatives, and our integration efforts are already well underway.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen, go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2014 AND 2013

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2014	Second Quarter 2013	For the Six Months 2014	For the Six Months 2013

Net sales	$731,068	$638,002	$1,426,317	$1,253,512
Cost of sales	(506,410)	(445,121)	(992,090)	(877,743)

Gross profit	224,658	192,881	434,227	375,769
Gross profit as a % of Net Sales	30.7%	30.2%	30.4%	30.0%

Selling, general and administrative expenses	(72,982)	(63,874)	(143,063)	(128,174)
Engineering expenses	(14,221)	(11,280)	(27,167)	(22,614)
Amortization expense	(5,132)	(5,173)	(9,828)	(8,760)

Total operating expenses	(92,335)	(80,327)	(180,058)	(159,548)
Operating expenses as a % of Net Sales	12.6%	12.6%	12.6%	12.7%

Income from operations	132,323	112,554	254,169	216,221
Income from operations as a % of Net Sales	18.1%	17.6%	17.8%	17.2%

Interest (expense) income, net	(4,525)	(3,271)	(8,975)	(6,885)
Other income (expense), net	243	406	226	(175)

Income from operations before income taxes	128,041	109,689	245,420	209,161

Income tax expense	(39,336)	(35,051)	(76,581)	(64,910)

Effective tax rate	30.7%	32.0%	31.2%	31.0%

Net income attributable to Wabtec shareholders	$88,705	$74,638	$168,839	$144,251

Earnings Per Common Share
Basic
Net income attributable to Wabtec shareholders	$0.92	$0.78	$1.76	$1.51

Diluted
Net income attributable to Wabtec shareholders	$0.91	$0.77	$1.74	$1.49

Weighted average shares outstanding
Basic	96,048	95,762	95,674	95,243

Diluted	97,058	97,102	96,827	96,606

Sales by Segment
Freight Group	$411,502	$354,857	$797,008	$668,536
Transit Group	319,566	283,145	$629,309	$584,976

Total	$731,068	$638,002	$1,426,317	$1,253,512